Hostess Brands, Inc. Announces Strong First Quarter 2021 Financial Results
Net Revenue Growth of 9.0% and 163 basis points of Market Share Growth
Reaffirms Full Year 2021 Outlook

KANSAS CITY, MO, May 17, 2021 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), today reported its financial results for the three months ended March 31, 2021.

“We had an excellent start to 2021 with strong net revenue and earnings growth across both Sweet Baked Goods and Voortman on top of strong growth in the prior year comparable period. Our brands’ strength drove impressive point-of-sale growth, leading to all-time high market share across several channels,” commented Andy Callahan, the Company’s President and Chief Executive Officer. “We continue to experience elevated at-home consumption, while at the same time, increased on-the-go snacking and consumer mobility are benefiting our profitable single-serve mix. Continued strong execution on productivity and pricing measures gives us the confidence to manage inflation and leaves us optimistic for the remainder of 2021.”
Highlights for the First Quarter 2021 as Compared to the Prior Year Period1

▪Net revenue was $265.4 million, an increase of 9.0%, driven primarily by the strong performance of Hostess® and Voortman® branded products.
▪Gross profit was $95.5 million, an increase of 20.4%. On an adjusted basis, gross profit increased 13.3% primarily from favorable mix and realization of Voortman cost synergies.
▪Net income was $26.7 million, or $0.19 per diluted share, compared to $81.7 million, or $0.02 per diluted share, in the prior year period. Adjusted net income increased $8.3 million, or 44.6%, to $26.9 million, resulting in $0.20 adjusted EPS compared to $0.14 adjusted EPS in the prior year period. The increase in adjusted net income and adjusted EPS was primarily due to higher sales volume, favorable mix and realization of Voortman synergies.
▪Adjusted EBITDA was $62.5 million, or 23.5% of net revenue, an increase of 22.5%. The increase was primarily driven by higher Hostess® and Voortman® branded sales, realization of Voortman synergies and operating efficiencies.
▪Cash and cash equivalents were $197.8 million as of March 31, 2021. Continued reduction of net leverage ratio to 3.6x driven by strong operating cash flow.

Operational Highlights

▪Continued excellent execution by the Hostess Brands team against our priorities of keeping our team and communities safe and servicing our consumers and customers during the Covid pandemic and dynamic operating environment.
▪Total Company manufacturer point of sale increased 8.7% and market share grew 163 basis points to 20.7% within the Sweet Baked Goods category driven by 10.6% Hostess® branded point of sale growth.
▪Meaningful market share expansion with 327 basis points of growth in the Convenience channel and 786 basis points of growth in the Dollar channel.
▪Continued strong execution of 2021 innovation slate while advancing innovation pipeline to drive long-term growth.
▪New Donette® line fully operational and new cake line on schedule for ramp up in the second half of 2021 expanding capacity to enable growth.
▪Implementing multi-faceted pricing actions in the second half of 2021.

1This press release contains certain non-GAAP financial measures, including adjusted revenue, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted EBITDA, adjusted net income, adjusted net income attributed to Class A stockholders and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the first quarter of 2020. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refer to the thirteen week period ended April 3, 2021 and reflects a scheduled one-week shift in current and prior-year reporting periods performed by Nielsen in April 2021 to better coincide with calendar periods. The Company's leverage ratio is net debt (total long-term debt less cash) divided by the trailing twelve months adjusted EBITDA.

First Quarter 2021 Compared to First Quarter 20201

Net revenue was $265.4 million, an increase of 9.0%, or $21.9 million, compared to $243.5 million. The increase in net revenue was driven by sweet baked goods net revenue, which increased 5.0%, or $11.3 million, and strong Voortman growth of 61.9%, or $10.6 million contributing approximately 4.0 points to total growth. The significant Voortman increase over prior year was primarily due to the transition to the warehouse distribution model during the first quarter of 2020.

Gross profit was $95.5 million, or 36.0% of net revenue, compared to $79.3 million, or 32.6% of net revenue. Adjusted gross profit was $95.5 million, or 36.0% of net revenue, compared to $84.3 million, or 34.6% of net revenue. Adjusted gross profit increased 13.3% driven primarily by higher volume of Hostess® branded products and favorable mix. Additionally, the increase was driven by the realization of Voortman synergies and productivity efficiencies as the Voortman business was not yet transitioned to the warehouse distribution model and fully integrated in the first quarter of 2020.

Operating costs and expenses were $48.5 million compared to $64.2 million, a decrease of 24.5%. The decrease was primarily attributed to prior year expenses incurred for the integration and conversion of Voortman's operations and the realization of operating cost synergies.
The Company's effective tax rate was 27.2% compared to 0.3% in the prior year. The increase in tax rate is primarily attributed to the $79.1 million change in fair value of warrant liabilities in the prior-year period, which is a non-taxable gain. The effective rate was also impacted by the removal of the non-controlling interest in the current-year period and a write-off of deferred taxes in the prior-year period related to Voortman.
Net income was $26.7 million compared to $81.7 million and EPS was $0.19 per diluted share compared to $0.02 per diluted share. The decrease in net income was due to gains on the change in fair value of our liability-classified warrants of $0.1 million compared to $79.1 million, partially offset by lower operating costs. Diluted EPS excludes the impact of the change in fair value of the warrants as it is anti-dilutive in both periods, resulting in an increase in diluted EPS. Adjusted net income was $26.9 million compared to $18.6 million and adjusted EPS was $0.20 compared to $0.14. Adjusted net income increased as a result of the favorable mix and operating efficiencies noted above.
Adjusted EBITDA was $62.5 million, or 23.5% of net revenue, compared to $51.0 million, or 20.9% of net revenue, an increase of $11.5 million, or 22.5%. The increase was driven by strong Hostess® branded volume and favorable mix, as well as $8.0 million higher Voortman Adjusted EBITDA as a result of the integration and transition to the warehouse model.
Cash from operations for the three months ended March 31, 2021 was $32.9 million compared to $13.1 million for the same period last year. Operating cash flow benefited from current year improvement in profitability as well as lapping prior-year costs related to the integration and conversion of Voortman's operations.
Restatement of Historical Warrant Accounting
As previously reported on Form 8-K issued May 6, 2021, following consideration of guidance issued in a recent SEC staff statement, the Company concluded that certain of its warrants should have been classified as liabilities and measured at fair value, with changes in fair value each period reported in earnings and as a result has restated all historical periods impacted.
There was no impact from the restatement to previously reported net revenue, gross profit, operating income, cash and cash equivalents, cash flows from operating, investing or financing activities or the Company's reported net leverage ratio. Additionally, there was no impact from the restatement to previously reported adjusted non-GAAP results or our 2021 outlook.

As a result of the restatement, the Company recognized an incremental non-operating gain of $79.1 million for the three months ended March 31, 2020 based on the change in the fair value of the outstanding liability-classified warrants. The change in fair value for the three months ended March 31, 2020 was less than $0.1 million and the prospective changes in fair value of the outstanding warrant liabilities are not expected to be significant. See the appendix to this release for updated reconciliations of the restated GAAP financial results to the unchanged non-GAAP results for each of the quarterly periods in 2020.
2021 Outlook
The Company reaffirms the following expected consolidated financial results for the full year 2021:
•Adjusted net revenue growth of 3.0% to 4.5%;
•Adjusted EBITDA of $255 million to $265 million, an increase of 6.3% to 10.4% from 2020;

•Adjusted EPS of $0.80 to $0.85, an increase of 6.7% to 13.3% from 2020**;
•Leverage ratio of approximately 3x at the end of 2021 compared to 3.9x at December 31, 2020**;
•Capital expenditures of approximately $60 million to $65 million, which includes a $25 million investment to increase the Company's cake production capacity to support continued growth;
•Income tax rate of approximately 27%, reflecting the elimination of the non-controlling interest in the fourth quarter of 2020 and higher state taxes.
** Outlook assumes an effective net share settlement of outstanding warrants which expire in November 2021 and no other strategic uses of cash.
The Company reaffirms its long-term financial objectives of organic revenue growth, adjusted EBITDA margins and free cash flow conversion in the top-quartile of its peers.

The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation; including adjustments that could be made for deferred taxes; remeasurement of the Tax Receivable Agreement, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, May 17, 2021 at 8:30 a.m. EDT to discuss the results for the first quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Monday, May 31, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13717991. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.

About Hostess Brands, Inc.

Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing snacks in North America sold under the Hostess®, Dolly Madison®, Cloverhill®, Big Texas®, and Voortman® brands. The Hostess® brand’s history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats in addition to Twinkies® and CupCakes, including Donettes®, Ding Dongs®, Zingers®, Danishes, Honey Buns and Coffee Cakes. In January 2020, the Company acquired Voortman Cookies Limited which produces a variety of cookies and wafers products, including sugar-free products under the Voortman® brand. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Forward-Looking Statements

This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; protecting intellectual property rights; leveraging the Company’s brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to pass cost increases on to our customers; the ability to maintain or add additional shelf or retail space for the Company’s products; our ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; adverse impact or disruption to our business caused by COVID-19 or future outbreaks of highly infectious or contagious diseases; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; significant changes in the availability and pricing of transportation; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; dependence on third parties for significant services; unanticipated business disruptions; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company’s Securities and Exchange Commission filings.

As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K/A for 2020 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 to be filed today. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$197,846	$173,034
Accounts receivable, net	159,492	125,550
Inventories	52,144	49,348
Prepaids and other current assets	8,468	21,614
Total current assets	417,950	369,546
Property and equipment, net	306,995	303,959
Intangible assets, net	1,962,025	1,967,903
Goodwill	706,615	706,615
Other assets, net	17,166	17,446
Total assets	$3,410,751	$3,365,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$13,508	$13,811
Tax receivable agreement payments payable within one year	10,200	11,800
Accounts payable	76,106	61,428
Customer trade allowances	47,514	46,779
Warrant liabilities	785	861
Accrued expenses and other current liabilities	38,855	55,715
Total current liabilities	186,968	190,394
Long-term debt and lease obligations	1,110,101	1,113,037
Tax receivable agreement obligations	144,744	144,744
Deferred tax liability	303,880	295,009
Other long-term liabilities	1,575	1,560
Total liabilities	1,747,268	1,744,744

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 131,184,826 and 130,347,464 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	13	13
Additional paid in capital	1,290,882	1,281,018
Accumulated other comprehensive loss	(4,245)	(10,407)
Retained earnings	382,833	356,101
Treasury stock	(6,000)	(6,000)
Stockholders’ equity	1,663,483	1,620,725
Total liabilities and stockholders’ equity	$3,410,751	$3,365,469

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net revenue	$265,421	$243,485
Cost of goods sold	169,902	164,148
Gross profit	95,519	79,337
Operating costs and expenses:
Advertising and marketing	11,781	10,063
Selling expense	8,630	18,120
General and administrative	22,185	25,195
Amortization of customer relationships	5,878	6,484
Business combination transaction costs	—	4,282
Other operating expense	—	27
Total operating costs and expenses	48,474	64,171
Operating income	47,045	15,166
Other expense (income):
Interest expense, net	10,017	11,725
Change in fair value of warrant liabilities	(76)	(79,100)
Other expense	363	553
Total other expense (income)	10,304	(66,822)
Income before income taxes	36,741	81,988
Income tax expense	10,009	248
Net income	26,732	81,740
Less: Net income attributable to the non-controlling interest	—	292
Net income attributable to Class A stockholders	$26,732	$81,448

Earnings per Class A share:
Basic	$0.20	$0.66
Diluted	$0.19	$0.02
Weighted-average shares outstanding:
Basic	130,839,313	123,123,656
Diluted	137,186,889	126,075,126

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2021	March 31, 2020
Operating activities
Net income	$26,732	$81,740
Depreciation and amortization	12,691	12,821
Debt discount amortization	311	338
Change in fair value of warrant liabilities	(76)	(79,100)
Unrealized foreign exchange losses	123	286
Non-cash lease expense	329	590
Share-based compensation	2,723	2,077
Deferred taxes	6,646	(649)
Loss on sale of assets	—	27
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(34,204)	(17,463)
Inventories	(2,796)	5,180
Prepaids and other current assets	13,112	3,270
Accounts payable and accrued expenses	6,582	864
Customer trade allowances	680	3,161
Net cash provided by operating activities	32,853	13,142

Investing activities
Purchases of property and equipment	(10,251)	(11,323)
Acquisition of business, net of cash acquired	—	(318,427)
Acquisition and development of software assets	(634)	(1,793)
Net cash used in investing activities	(10,885)	(331,543)

Financing activities
Repayments of long-term debt and lease obligations	(2,792)	(2,792)
Proceeds from long-term debt origination, net of fees paid	—	136,888
Distributions to non-controlling interest	—	(1,614)
Tax payments related to issuance of shares to employees	(843)	(1,004)
Cash received from exercise of options and warrants	7,984	155
Payments on tax receivable agreement	(1,600)	(1,279)
Net cash provided by (used in) financing activities	2,749	130,354
Effect of exchange rate changes on cash and cash equivalents	95	(873)
Net increase (decrease) in cash and cash equivalents	24,812	(188,920)
Cash and cash equivalents at beginning of period	173,034	285,087
Cash and cash equivalents at end of period	$197,846	$96,167

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$9,807	$10,758
Net taxes paid (refunded)	$(8,191)	$(586)
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$4,026	$2,014

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted net revenue, adjusted gross profit, adjusted operating income, adjusted net income, adjusted Class A net income, adjusted EBITDA, adjusted diluted shares and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company's industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income, net income attributed to Class A stockholders or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company's working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended March 31, 2021
	Gross Profit	Operating Income	Net Income	Class A Net Income	Diluted EPS
GAAP Results	$95,519	$47,045	$26,732	$26,732	$0.19
Non-GAAP adjustments:
Foreign currency impacts	—	—	123	123	—
Change in fair value of warrant liabilities	—	—	(76)	(76)	—
Other	—	—	239	239	0.01
Tax impact of adjustments	—	—	(99)	(99)	—
Adjusted Non-GAAP results	$95,519	$47,045	26,919	$26,919	$0.20

Income tax			10,108
Interest expense			10,017
Depreciation and amortization			12,691
Share-based compensation			2,723
Adjusted EBITDA			$62,458

	Three Months Ended March 31, 2020
	Gross Profit	Operating Income	Net Income	Class A Net Income	Diluted EPS
GAAP Results	$79,337	$15,166	$81,740	$81,448	$0.02
Non-GAAP adjustments:
Foreign Currency impacts	—	—	286	270	—
Acquisition, disposal and integration related costs (1)	1,021	14,941	14,941	14,089	0.12
Facility transition costs (2)	3,681	5,711	5,711	5,385	0.04
Impairment of property and equipment, intangible assets and goodwill	—	26	26	25	—
COVID-19 costs	250	250	250	236	—
Change in fair value of warrant liabilities	—	—	(79,100)	(79,100)	—
Other	—	—	267	267	—
Tax impact of adjustments	—	—	(5,514)	(5,514)	(0.04)
Adjusted Non-GAAP results	$84,289	$36,094	18,607	$17,106	$0.14

Income tax			5,762
Interest expense			11,725
Depreciation and amortization			12,821
Share-based compensation			2,077
Adjusted EBITDA			$50,992

(1) Acquisition, disposal and integration related operating costs include $6.4 million of selling expense, $3.2 million of general and administrative expense and $4.3 million of business combination transaction costs.
(2) Facility transition operating costs are included in general and administrative expenses on the consolidated statement of operations.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES -
SUPPLEMENTAL 2020 RESTATED QUARTERLY RESULTS
(Unaudited, amounts in thousands, except per share data)

The tables below provide a reconciliation of net income, Class A net income, diluted shares outstanding and diluted EPS, which were impacted by the restatement, to the applicable non-GAAP financial measures for the three months ended June 30, 2020, September 30, 2020 and December 31, 2020.

	Three Months Ended June 30, 2020
	Net Income	Class A Net Income	Diluted Shares	Diluted EPS
GAAP Results	$988	$(212)	123,818	$—
Non-GAAP adjustments:
Foreign Currency impacts	710	676	—	0.01
Acquisition, disposal and integration related costs (1)	12,360	11,767	—	0.09
COVID-19 costs (2)	2,138	2,035	—	0.02
Change in fair value of warrant liabilities	16,382	16,382	758	0.13
Other	381	363	—	—
Tax impact of adjustments	(3,722)	(3,543)	—	(0.03)
Adjusted Non-GAAP results	29,237	$27,468	124,576	$0.22

Income tax	9,215
Interest expense	10,580
Depreciation and amortization	13,656
Share-based compensation	2,425
Adjusted EBITDA	$65,113
(1) Acquisition, disposal and integration operating costs include $1.6 million of selling expenses and $3.9 million of general and administrative expenses on the consolidated statement of operations.
(2) COVID-19 operating costs are included in general and administrative expenses on the consolidated statement of operations. Total COVID-19 non-GAAP adjustments primarily consist of costs of incremental cleaning and sanitation, personal protective equipment and employee bonuses.

	Three Months Ended September 30, 2020
	Net Income	Class A Net Income	Diluted Shares	Diluted EPS
GAAP Results	$26,233	$24,865	127,587	$0.18
Non-GAAP adjustments:
Foreign Currency impacts	398	378	—	—
Acquisition, disposal and integration related costs (1)	1,556	1,478	—	0.01
Tax Receivable Agreement remeasurement	610	610	—	0.01
Change in fair value of warrant liabilities	(2,260)	(2,260)	—	—
Other	541	514	—	—
Remeasurement of tax liabilities	(1,222)	(1,222)	—	(0.01)
Tax impact of adjustments	(601)	(601)	—	—
Adjusted Non-GAAP results	25,255	$23,762	127,587	$0.19

Income tax	8,104
Interest expense	10,265
Depreciation and amortization	14,522
Share-based compensation	2,080
Adjusted EBITDA	$60,226
(1) Acquisition, disposal and integration operating costs are included in general and administrative expenses on the consolidated statement of operations.

	Three Months Ended December 31, 2020
	Net Income (Loss)	Class A Net Income (Loss)	Diluted Shares	Diluted Earnings (loss) Per Share
GAAP Results	$(664)	$(1,425)	128,353	$(0.01)
Non-GAAP adjustments:
Foreign Currency impacts	671	649	—	0.01
Acquisition, disposal and integration related costs (1)	309	299	—	—
Tax Receivable Agreement remeasurement	150	150	—	—
Impairment of property and equipment	3,009	2,909	—	0.02
Change in fair value of warrant liabilities	25,037	25,037	4,050	0.19
Other	549	531	—	—
Remeasurement of tax liabilities	767	767	—	0.01
Tax impact of adjustments	(1,089)	(1,089)	—	(0.01)
Adjusted Non-GAAP results	28,739	$27,828	132,403	$0.21

Income tax	8,705
Interest expense	10,256
Depreciation and amortization	13,941
Share-based compensation	2,088
Adjusted EBITDA	$63,729
(1) Acquisition, disposal and integration operating costs are included in general and administrative expenses on the consolidated statement of operations.